UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule TO

TENDER OFFER STATEMENT UNDER SECTION 14(D)(1)

OR 13(E)(1) OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

OPEN JOINT STOCK COMPANY “VIMPEL-COMMUNICATIONS”

(Name of Subject Company (Issuer))

VimpelCom Ltd.

Telenor East Invest AS

Telenor Mobile Holding AS

Telenor ASA

Altimo Holdings & Investments Limited

CTF Holdings Limited

Crown Finance Foundation

(Name of Filing Person—(Offeror))

Common Shares, 0.005 roubles nominal value

Preferred Shares, 0.005 roubles nominal value

(Title of Class of Securities)

68370R 10 9

(CUSIP Number of Class of Securities)

Yuri Musatov Altimo Holdings & Investments Limited Str.Novy Arbat, build.21 GSP-2 119992 Moscow, Russia +7 495 981 4449	Alexander Izosimov VimpelCom Ltd. Strawinskylaan 3051 1077 ZX Amsterdam, the Netherlands +31 20 301 2240	Bjørn Hogstad Telenor ASA Snarøyveien 30 N-1331 Fornebu, Norway +47 97 77 8806 with copies to

Pranav L. Trivedi Richard L. Muglia Lorenzo A. Corte Skadden, Arps, Slate, Meagher & Flom (UK) LLP 40 Bank Street, Canary Wharf London E14 5DS United Kingdom +44 20 7519 7000	Peter S. O’Driscoll Orrick, Herrington & Sutcliffe LLP 107 Cheapside London EC2V 6DN United Kingdom +44 20 7862 4600

(Name, Addresses and Telephone Numbers of Persons

Authorized to Receive Notices and Communications on Behalf of Filing Persons)

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☒	third-party tender offer subject to Rule 14d-1
☐	issuer tender offer subject to Rule 13e-4
☐	going-private transaction subject to Rule 13e-3
☐	amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☐

This Amendment No. 1 amends and supplements the Tender Offer Statement on Schedule TO (as amended, this “Schedule TO”) originally filed with the Securities and Exchange Commission (the “SEC”) on February 9, 2010, by VimpelCom Ltd., Telenor East Invest AS, Telenor Mobile Holding AS, Telenor ASA, Altimo Holdings & Investments Limited, CTF Holdings Limited and Crown Finance Foundation (collectively, the “Reporting Persons”) and relates to an exchange offer (the “U.S. Offer”) by VimpelCom Ltd. to acquire (i) all of the outstanding common and preferred shares (the “OJSC VimpelCom shares”) of Open Joint Stock Company “Vimpel-Communications,” a Russian open joint stock company (“OJSC VimpelCom”), that are held by U.S. holders (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934), and (ii) all of the outstanding American Depositary Shares of OJSC VimpelCom (the “OJSC VimpelCom ADSs”), each representing one twentieth of an OJSC VimpelCom common share, from all holders, wherever located. Concurrently with the U.S. Offer, VimpelCom Ltd. is making an offer to all holders of OJSC VimpelCom shares, wherever located (the “Russian Offer,” and together with the U.S. Offer, the “Offers”), pursuant to a separate offer document in accordance with the voluntary tender offer rules of the Russian Federation.

On March 8, 2010, VimpelCom Ltd. filed with the SEC Amendment No. 2 to its Registration Statement on Form F-4 (file no. 333-164770) relating to the U.S. Offer (as amended, the “Registration Statement”). The terms and conditions of the U.S. Offer are set forth in the prospectus, which is a part of the Registration Statement (as amended, the “Prospectus”), and the related ADS Letter of Transmittal and Share Acceptance Form which are filed as exhibits to the Registration Statement.

Items 1 through 9 and Item 11

The information in the Prospectus and the related ADS Letter of Transmittal and Share Acceptance Form, which are filed as Exhibits (a)(4)(i), (a)(1)(i) and (a)(1)(ii), respectively, hereto, and any prospectus or other prospectus supplement thereto related to the Offers hereafter filed with the SEC by the Reporting Persons, is hereby incorporated by reference in answer to Items 1 through 9 and Item 11 of this Schedule TO, except that such information is hereby amended and supplemented as provided herein.

Item 10.	Financial Statements

Item 10 of the Schedule TO is hereby amended and restated as follows:

The information required by Items 1010(a) and (b) of Regulation M-A is set forth in the sections of the Prospectus entitled “Presentation of Financial and Other Information – Presentation of Financial Information,” “Summary Historical Financial Data and Unaudited Pro Forma Financial Information,” “Information about OJSC VimpelCom – Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Information about Kyivstar – Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “OJSC VimpelCom and Kyivstar Unaudited Pro Forma Condensed Combined Financial Information.” Kyivstar’s audited and unaudited financial statements and OJSC VimpelCom’s unaudited financial statements are set forth in the Prospectus and incorporated herein by reference. OJSC VimpelCom’s consolidated financial statements as of December 31, 2007 and 2008, and for the years ended December 31, 2006, 2007 and 2008, are incorporated herein by reference to OJSC VimpelCom’s amended annual report on Form 20-F/A, filed with the SEC on March 8, 2010.

Item 12.	Exhibits

Item 12 of the Schedule TO is hereby amended and supplemented by adding the following:

(a)(2)(xxi) Press release issued by Telenor ASA, dated February 10, 2010 (incorporated herein by reference to the Form 425 filed by Telenor ASA on February 10, 2010)

(a)(2)(xxii) Financial Times article, dated February 10, 2010 (incorporated herein by reference to the Form 425 filed by Altimo Holdings & Investments Ltd. on February 10, 2010)

(a)(2)(xxiii) Translation of Vedomosti article, dated February 10, 2010 (incorporated herein by reference to the Form 425 filed by Altimo Holdings & Investments Ltd. on February 12, 2010)

(a)(4)(i) Prospectus dated March 8, 2010 (incorporated herein by reference to Amendment No. 2 to the Registration Statement on Form F-4 filed by VimpelCom Ltd. on March 8, 2010)

Item 13.	Information Required by Schedule 13E-3

Not applicable.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.

Dated: March 10, 2010

VIMPELCOM LTD.

By	/s/ Franz Wolf
Name:	Franz Wolf
Director

By	/s/ Iver Chr. Olerud
Name:	Iver Chr. Olerud
Director

TELENOR ASA

By	/s/ Bjørn Hogstad
Name:	Bjørn Hogstad
Title:	Attorney-in-fact

TELENOR MOBILE HOLDING AS

By	/s/ Bjørn Hogstad
Name:	Bjørn Hogstad
Title:	Attorney-in-fact
TELENOR EAST INVEST AS

By	/s/ Bjørn Hogstad
Name:	Bjørn Hogstad
Title:	Attorney-in-fact

ALTIMO HOLDINGS & INVESTMENTS LIMITED

By	/s/ Franz Wolf
Name:	Franz Wolf
Title:	Director

CTF HOLDINGS LIMITED

By	/s/ Franz Wolf
Name:	Franz Wolf
Title:	Director

CROWN FINANCE FOUNDATION

By	/s/ Franz Wolf
Name:	Franz Wolf
Title:	Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

(a)(1)(i)	ADS Letter of Transmittal for OJSC VimpelCom ADSs (incorporated herein by reference to Exhibit 99.1 to the Registration Statement on Form F-4 filed by VimpelCom Ltd. on February 8, 2010)

(a)(1)(ii)	Share Acceptance Form and Share Transfer Order for OJSC VimpelCom Shares (incorporated herein by reference to Exhibit 99.4 to the Registration Statement on Form F-4 filed by VimpelCom Ltd. on February 8, 2010)

(a)(1)(iii)	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated herein by reference to Exhibit 99.5 to the Registration Statement on Form F-4 filed by VimpelCom Ltd. on February 8, 2010)

(a)(1)(iv)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees for OJSC VimpelCom ADSs and OJSC VimpelCom Shares (incorporated herein by reference to Exhibit 99.2 to the Registration Statement on Form F-4 filed by VimpelCom Ltd. on February 8, 2010)

(a)(1)(v)	Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees for OJSC VimpelCom ADSs and OJSC VimpelCom Shares (incorporated herein by reference to Exhibit 99.3 to the Registration Statement on Form F-4 filed by VimpelCom Ltd. on February 8, 2010)

(a)(2)(i)	Press release issued by Altimo Holdings Investments Ltd., dated October 5, 2009 (incorporated herein by reference to the Form 425 filed by Altimo Holdings Investments Ltd. on October 5, 2009)

(a)(2)(ii)	Press release issued by Telenor ASA, dated October 5, 2009 (incorporated herein by reference to the Form 425 filed by Telenor ASA on October 5, 2009)

(a)(2)(iii)	Presentation issued by Telenor ASA, dated October 5, 2009 (incorporated herein by reference to the Form 425 filed by Telenor ASA on October 5, 2009)

(a)(2)(iv)	Press release issued by Telenor ASA, dated October 16, 2009 (incorporated herein by reference to the Form 425 filed by Telenor ASA on October 16, 2009)

(a)(2)(v)	Text of BBC interview with Jon Fredrik Baksaas, dated October 16, 2009 (incorporated herein by reference to the Form 425 filed by Telenor ASA on October 16, 2009)

(a)(2)(vi)	Translation of Kommersant interview with Alexey Reznikovich, dated November 3, 2009 (incorporated herein by reference to the Form 425 filed by Altimo Holdings & Investments Ltd. on November 3, 2009)

(a)(2)(vii)	Financial Times article, dated November 13, 2009 (incorporated herein by reference to the Form 425 filed by Altimo Holdings & Investments Ltd. on November 19, 2009)

(a)(2)(viii)	Translation of RBK Daily article, dated November 13, 2009 (incorporated herein by reference to the Form 425 filed by Altimo Holdings & Investments Ltd. on November 20, 2009)

(a)(2)(ix)	Translation of Vedomosti article, dated November 13, 2009 (incorporated herein by reference to the Form 425 filed by Altimo Holdings & Investments Ltd. on November 20, 2009)

(a)(2)(x)	Press release issued by Altimo Holdings & Investments Ltd., dated November 30, 2009 (incorporated herein by reference to the Form 425 filed by Altimo Holdings & Investments Ltd. on November 30, 2009)

(a)(2)(xi)	Press release issued by Telenor ASA, dated November 30, 2009 (incorporated herein by reference to the Form 425 filed by Telenor ASA on November 30, 2009)

(a)(2)(xii)	Translation of Economicheskie Izvestiia interview with Mikhail Fridman, dated December 7, 2009 (incorporated herein by reference to the Form 425 filed by Altimo Holdings & Investments Ltd. on December 8, 2009)

(a)(2)(xiii)	Disclosure Notice issued by VimpelCom Ltd., dated January 19, 2010 (incorporated herein by reference to the Form 425 filed by VimpelCom Ltd. on January 19, 2010)

(a)(2)(xiv)	Press release issued by VimpelCom Ltd., dated February 3, 2010 (incorporated herein by reference to the Form 425 filed by VimpelCom Ltd. on February 3, 2010)

(a)(2)(xv)	Press release issued by Telenor ASA, dated February 4, 2010 (incorporated herein by reference to the Form 425 filed by Telenor ASA on February 4, 2010)

(a)(2)(xvi)	Press release issued by VimpelCom Ltd., dated February 9, 2010 (incorporated herein by reference to the Form 425 filed by VimpelCom Ltd. on February 9, 2010)

(a)(2)(xvii)	Presentation issued by VimpelCom Ltd., dated February 9, 2010 (incorporated herein by reference to the Form 425 filed by VimpelCom Ltd. on February 9, 2010)

(a)(2)(xviii)	Press release issued by VimpelCom Ltd., dated February 9, 2010 (incorporated herein by reference to the Form 425 filed by VimpelCom Ltd. on February 9, 2010)

(a)(2)(xix)	Press release issued by Altimo Holdings & Investments Ltd., dated February 9, 2010 (incorporated herein by reference to the Form 425 filed by Altimo Holdings & Investments Ltd. on February 9, 2010)

(a)(2)(xx)	Press release issued by Telenor ASA, dated February 9, 2010 (incorporated herein by reference to the Form 425 filed by Telenor ASA on February 9, 2010)

(a)(2)(xxi)	Press release issued by Telenor ASA, dated February 10, 2010 (incorporated herein by reference to the Form 425 filed by Telenor ASA on February 10, 2010)

(a)(2)(xxii)	Financial Times article, dated February 10, 2010 (incorporated herein by reference to the Form 425 filed by Altimo Holdings & Investments Ltd. on February 10, 2010)

(a)(2)(xxiii)	Translation of Vedomosti article, dated February 10, 2010 (incorporated herein by reference to the Form 425 filed by Altimo Holdings & Investments Ltd. on February 12, 2010)

(a)(4)(i)	Prospectus dated March 8, 2010 (incorporated herein by reference to Amendment No. 2 to the Registration Statement on Form F-4 filed by VimpelCom Ltd. on March 8, 2010)

(a)(5)(i)	Form of Restated Bye-laws of VimpelCom Ltd. (incorporated herein by reference to Exhibit 3.4 to the Registration Statement on Form F-4 filed by VimpelCom Ltd. on February 8, 2010)

(a)(5)(ii)	Shareholders Agreement, dated October 4, 2009, between and among VimpelCom Ltd., Altimo Holdings & Investments Ltd., Eco Telecom Limited, Telenor East Invest AS, Telenor Mobile Communications AS and Altimo Cooperatief U.A. (incorporated herein by reference to Exhibit 2.1 to the Registration Statement on Form F-4 filed by VimpelCom Ltd. on February 8, 2010)

(a)(5)(iii)	Share Exchange Agreement, dated as of October 4, 2009, between and among Telenor Mobile Communications AS, Telenor East Invest AS, Telenor Ukraina I AS, Telenor Ukraina II AS, Telenor Ukraina III AS, Telenor Ukraina IV AS, Telenor Ukraina V AS, Telenor Ukraina VI AS, Telenor Ukraina VII AS, Altimo Holdings & Investments Ltd., Eco Telecom Limited, Altimo Cooperatief U.A., Alpren Limited and Hardlake Limited (incorporated herein by reference to Exhibit 2.2 to the Registration Statement on Form F-4 filed by VimpelCom Ltd. on February 8, 2010)

(a)(5)(iv)	Registration Rights Agreement, dated as of October 4, 2009, between and among VimpelCom Ltd., Telenor East Invest AS, Telenor Mobile Communications AS, Altimo Cooperatief U.A., Altimo Holdings & Investments Ltd. and Eco Telecom Limited (incorporated herein by reference to Exhibit 2.3 to the Registration Statement on Form F-4 filed by VimpelCom Ltd. on February 8, 2010)

(a)(5)(v)	Settlement Agreement, dated as of October 4, 2009, between and among Telenor Mobile Communications AS, Telenor East Invest AS, Telenor Consult AS, Crown Finance Foundation, CTF Holdings Limited, Altimo Holdings & Investments Ltd., Eco Telecom Limited, Rightmarch Limited, Alpren Limited, Hardlake Limited and Storm LLC (incorporated herein by reference to Exhibit 2.4 to the Registration Statement on Form F-4 filed by VimpelCom Ltd. on February 8, 2010)

(a)(5)(vi)	First Amendment to Settlement Agreement, dated as of January 12, 2010, between and among Telenor Mobile Communications AS, Telenor East Invest AS, Telenor Consult AS, Crown Finance Foundation, CTF Holdings Limited, Altimo Holdings & Investments Ltd., Eco Telecom Limited, Rightmarch Limited, Alpren Limited, Hardlake Limited and Storm LLC (incorporated herein by reference to Exhibit 2.5 to the Registration Statement on Form F-4 filed by VimpelCom Ltd. on February 8, 2010)

(a)(5)(vii)	Settlement Escrow Agreement, dated as of October 4, 2009, between and among Telenor Mobile Communications AS, Telenor East Invest AS, Telenor Consult AS, Crown Finance Foundation, CTF Holdings Limited, Altimo Holdings & Investments Ltd., Eco Telecom Limited, Rightmarch Limited, Alpren Limited, Hardlake Limited, Storm LLC and Orrick, Herrington & Sutcliffe LLP (incorporated herein by reference to Exhibit 2.6 to the Registration Statement on Form F-4 filed by VimpelCom Ltd. on February 8, 2010)

(a)(5)(viii)	Guarantee, dated as of October 4, 2009, between and among Telenor ASA, Altimo Holdings & Investments Ltd., Eco Telecom Limited, Alpren Limited, Hardlake Limited, Storm LLC, Altimo Cooperatief U.A., Crown Finance Foundation and Rightmarch Limited (incorporated herein by reference to Exhibit 2.7 to the Registration Statement on Form F-4 filed by VimpelCom Ltd. on February 8, 2010)

(a)(5)(ix)	Guarantee, dated as of October 4, 2009, between and among CTF Holdings Limited, Telenor East Invest AS, Telenor Mobile Communications AS, Telenor Ukraina I AS, Telenor Ukraina II AS, Telenor Ukraina III AS, Telenor Ukraina IV AS, Telenor Ukraina V AS, Telenor Ukraina VI AS, Telenor Ukraina VII AS and Telenor Consult AS (incorporated herein by reference to Exhibit 2.8 to the Registration Statement on Form F-4 filed by VimpelCom Ltd. on February 8, 2010)

(a)(5)(x)	Guarantee, dated as of October 4, 2009, between and among CTF Holdings Limited, VimpelCom Holdings B.V., VimpelCom Ltd., CJSC “Kyivstar G.S.M.” and Storm LLC (incorporated herein by reference to Exhibit 2.9 to the Registration Statement on Form F-4 filed by VimpelCom Ltd. on February 8, 2010)

(a)(5)(xi)	English translation of the Voluntary Tender Offer Document, together with the forms of tender acceptance application, share transfer order, the bank guarantee and other related documents, to be sent to OJSC VimpelCom shareholders in the Russian Offer (incorporated herein by reference to Exhibit 99.6 to the Registration Statement on Form F-4 filed by VimpelCom Ltd. on February 8, 2010)

(a)(5)(xii)	English translation of the Explanatory Letter from OJSC VimpelCom to its shareholders to accompany the Voluntary Tender Offer Documents (exhibits to this letter are included in Exhibit (a)(5)(xi) and incorporated herein by reference)

(h)(1)	Tax Opinion of Orrick, Herrington & Sutcliffe LLP (incorporated herein by reference to Exhibit 8.1 to the Registration Statement on Form F-4 filed by VimpelCom Ltd. on February 8, 2010)

24.1	Power of Attorney dated January 12, 2010, executed by Jan Edvard Thygesen, Chairman of the Board of Telenor East Invest AS, in favor of Bjørn Hogstad, Pål Wien Espen and Ole Bjørn Sjulstad (incorporated herein by reference to Exhibit 24.1 to the Amendment No. 52 to Schedule 13D filed by Telenor East Invest AS, Telenor Mobile Holdings AS and Telenor ASA on January 14, 2010)

24.2	Power of Attorney dated January 12, 2010, executed by Jon Fredrik Baksaas, Chairman of the Board of Telenor Mobile Holding AS, in favor of Bjørn Hogstad, Pål Wien Espen and Ole Bjørn Sjulstad (incorporated herein by reference to Exhibit 24.2 to the Amendment No. 52 to Schedule 13D filed by Telenor East Invest AS, Telenor Mobile Holdings AS and Telenor ASA on January 14, 2010)

24.3	Power of Attorney dated January 12, 2010, executed by Jon Fredrik Baksaas, President and Chief Executive Officer of Telenor ASA, in favor of Bjørn Hogstad, Pål Wien Espen and Ole Bjørn Sjulstad (incorporated herein by reference to Exhibit 24.3 to the Amendment No. 52 to Schedule 13D filed by Telenor East Invest AS, Telenor Mobile Holdings AS and Telenor ASA on January 14, 2010)